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                                                                     EXHIBIT 3.3



                              ARTICLES OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                             ECO SOIL SYSTEMS, INC.

         Pursuant to the provisions of the Nebraska Business Corporation Act,
Section 21-20,121, Eco Soil Systems, Inc. (the "Corporation") hereby adopts the following Articles of Amendment to its Amended and Restated Articles of
Incorporation:

1. The following amendment to the Amended and Restated Articles of Incorporation was adopted by the shareholders of the Corporation and by the directors at a joint meeting on the 13th day of November, 1996, in the manner prescribed by the Nebraska Business Corporation Act:

         That the first paragraph of Article Four and any amendments thereto were deleted and amended and restated as follows:

                  A. Authorized Shares. The total number of shares of stock which this Corporation is authorized to issue is 30,000,000 shares of a par value of one half cent ($.005) per share, of which 25,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock. Before any of such stock is issued, it shall be paid for in full in cash or in securities, property or other equivalent at a price agreeable to the Board of Directors.

2. The number of shares of the Corporation that were outstanding at the time of the adoption of the aforesaid amendment was eleven million, nine hundred and five thousand, two hundred (11,905,200) shares, with the same number of shares entitled to vote.

3.       ________________________ (______) shares voted in favor of said amendment and ________________________ (______) shares voted against said amendment. The number of votes cast for the amendment by shareholders was sufficient for approval by such shareholders.

4. The stated capital of the Corporation, after said amendment, assuming all shares are issued and duly paid for, is one hundred, fifty thousand dollars ($150,000) which is an increase from the Corporation's previously stated capital. Actual stated capital, based on shares outstanding on the date of the shareholder approval of the above amendment, was ______________________ ($______).

Dated:  November __, 1997

                                        ECO SOIL SYSTEMS, INC.


                                        ---------------------------------------
                                        Name:  Douglas M. Gloff
                                        Title:  President